Exhibit 99.01
FOR IMMEDIATE RELEASE
Micron Technology, Inc. and Lexar Media, Inc. Announce Agreement to Amend Merger Agreement
Exchange Ratio Set at 0.5925
Boise, Idaho and Fremont, Calif., June 05, 2006 — Micron Technology, Inc.(NYSE: MU) and Lexar Media, Inc.(Nasdaq: LEXR) today announced that the boards of directors of each of Micron and Lexar have unanimously approved, and Micron and Lexar have executed, an amendment to their merger agreement providing for an increase in the exchange ratio that each outstanding share of Lexar common stock would receive in the merger from 0.5625 shares of Micron common stock to 0.5925 shares of Micron common stock.
Lexar and Micron will promptly file with the Securities and Exchange Commission, and send to Lexar stockholders, updated proxy statement/prospectus materials.
As Lexar previously announced, the special meeting of stockholders called to approve the merger has been adjourned to June 16, 2006 at 2:00 p.m., PDT at Lexar’s corporate headquarters at 47300 Bayside Parkway, Fremont, California. The record date for stockholders entitled to vote at the special meeting remains April 28,2006. Lexar notes that stockholders that have previously voted may change their vote, but need not vote again.
As previously announced, on April 25, 2006, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with Micron’s proposed acquisition of Lexar, expired. The merger remains subject to other customary closing conditions, including approval by Lexar stockholders.
Lexar stockholders are reminded that their vote is important. A failure to vote has the same effect as a vote against the adoption of the merger agreement, as amended. Any stockholder who has not yet voted is urged to vote FOR the adoption of the merger agreement, as amended. Stockholders may vote their shares by telephone or by the Internet, and are advised that if they have any questions or need any assistance in the last-minute voting of their shares, they should contact Lexar’s proxy solicitor, Innisfree M and A Incorporated, toll-free at 877-456-3427.
Lexar stockholders are encouraged to read the definitive proxy statement/prospectus related to the proposed merger with Micron, and any update or amendment thereto, in its entirety as it provides, among other things, a detailed discussion of the process that led to the proposed merger and any amendment to the terms thereof and the reasons behind Lexar’s Board of Directors’ unanimous recommendation that Lexar stockholders vote FOR the adoption of the merger agreement, as amended.
About Micron Technology, Inc.
Micron Technology, Inc. is one of the world’s leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets DRAMs, NAND flash memory, CMOS image sensors, other semiconductor components, and memory modules for use in leading-edge computing, consumer, networking, and mobile products. Micron’s common stock is traded on the New York Stock Exchange (NYSE) under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.
About Lexar Media, Inc
Lexar is a leading marketer and manufacturer of NAND flash memory products including memory cards, USB flash drives, card readers and ATA controller technology for the digital photography, consumer electronics, industrial and communications markets. Lexar holds over 98 issued or allowed controller and system patents, and licenses its technology to companies including Olympus Corporation, Samsung Electronics Co., Ltd., SanDisk Corporation and Sony Corporation. Lexar sells its memory cards worldwide and through an exclusive agreement, also sells memory cards under the Kodak® brand. Headquartered in Fremont, California, Lexar has operations in countries around the world. More information is available at www.lexar.com.
Micron and the Micron orbit logo are trademarks of Micron Technology, Inc. Lexar and the Lexar logo are trademarks of Lexar Media, Inc. All other trademarks are the property of their respective owners.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties concerning Micron’s proposed acquisition of Lexar Media,Inc., including the completion of the proposed merger. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the possibility that the transaction will not close or that the closing maybe delayed.
In addition, please refer to the documents that Micron and Lexar filed with the Securities and Exchange Commission on Forms S-4,10-K,10-Q and 8-K. The filings by each of Micron and Lexar identify and address other important factors that could cause actual results to differ materially from those contained in the forward-looking statements set forth in this press release. Micron and Lexar are under no duty to update any of the forward-looking statements after the date of this press release to conform to actual results.
Additional Information About the Merger and Where to Find It
Micron has filed a registration statement on Form S-4 (Registration No. 333-132757), as amended, containing a definitive proxy statement/prospectus and other relevant materials in connection with the proposed acquisition of Lexar by Micron. On May 4, 2006, the definitive proxy statement/prospectus was mailed to Lexar stockholders of record as of the close of business on April 28, 2006 . Investors and security holders of Lexar are urged to read the definitive proxy statement/prospectus and the other relevant materials because they contain important information about Micron, Lexar and the proposed merger. The definitive proxy statement/ prospectus and other relevant materials, and any other documents filed by Micron or Lexar with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Micron by contacting Micron Investor Relations, Kipp Bedard, (208) 368-4465. Investors and security holders may obtain free copies of the documents filed with the SEC by Lexar by contacting Lexar Chief Financial Officer, Michael Scarpelli, (510) 580-8730. Investors and security holders of Lexar are urged to read the definitive proxy statement/prospectus and the other relevant materials before making any voting or investment decision with respect to the proposed merger.
Contacts
Micron Technology, Inc.
Kipp A. Bedard
Investor Relations
(208) 368-4400
kbedard@micron.com
Daniel Francisco
Media Relations
(208) 368-5584
dfrancisco@micron.com
Lexar Media, Inc.
Michael P. Scarpelli
Chief Financial Officer
(510) 580-8730
mscarpelli@lexar.com
Matthew Sherman
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449 x165
msherman@joelefrank.com
Jennifer Jarman
The Blueshirt Group
(510) 443-3400
investor@lexar.com